Exhibit 99.1

May 21, 2024

PharmaCyte Biotech Makes $7 Million Strategic Investment in MyMD, A Biopharmaceutical

Company Focused on Inflammatory Disease

Second external investment in life sciences solidifies previously announced strategy to utilize significant cash position to create additional stockholder value

LAS VEGAS--(BUSINESS WIRE)-- PharmaCyte Biotech, Inc. (Nasdaq: PMCB) (“PharmaCyte” or the “Company”), today announced a $7 million investment in MyMD Pharmaceuticals, Inc. (Nasdaq:MYMD) (“MyMD”) a clinical stage biopharmaceutical company committed to developing novel therapies for age-related diseases, autoimmune and inflammatory conditions. MyMD has announced positive data for a 40-patient Phase 2 clinical trial for its lead product, MYMD-1 in sarcopenia, and is moving its clinical program forward in consultation with the U.S. Food and Drug Administration (FDA). PharmaCyte’s investment in externally developed technology solidifies its strategy to prudently apply its approximately $65 million (as of March 31, 2024) cash position.

Chris Chapman, M.D., president and chief medical officer of MyMD, stated, “This investment comes at an important inflection point for MyMD, as we are actively preparing to continue our clinical studies in our lead product candidate, MYMD-1, following our positive data from our Phase 2 trial in sarcopenia. We are looking forward to potential collaboration with PharmaCyte, as its management and board have extensive experience in the public biotechnology markets. We believe that this strategic investment will also provide helpful insight as we continue to develop our technology.”

“Our investment in MyMD solidifies our commitment to our previously announced corporate strategy to identify significant outside opportunities where we can create value both through cash investment and our own expertise. MyMD’s approach to inflammation is unlike what is currently available and addresses significant unmet medical needs in this category. We believe we can contribute to its continued development, and we look forward to further collaboration and sharing in MyMD’s success. We anticipate continuing to seek out additional opportunities which we hope will ultimately result in marked value for PharmaCyte and its stockholders,” said Dr. Michael Abecassis, a member of the Company’s Board of Directors.

About MyMD

MyMD Pharmaceuticals, Inc. (Nasdaq: MYMD), a clinical stage pharmaceutical company committed to extending healthy lifespan, is focused on developing two novel therapeutic platforms that treat the causes of disease rather than only addressing the symptoms. MYMD-1 is a drug platform based on a clinical stage small molecule that regulates the immune system to control TNF-α, which drives chronic inflammation, and other pro-inflammatory cell signaling cytokines. MYMD-1 is being developed to delay aging, increase longevity, and treat autoimmune diseases. The Company’s second drug platform, Supera-CBD, is being developed to treat chronic pain, addiction and epilepsy. Supera-CBD is a novel synthetic derivative of cannabidiol (CBD) and is being developed to address and improve upon the rapidly growing CBD market, which includes both FDA approved drugs and CBD products not currently regulated as drugs. For more information, visit www.mymd.com.

About PharmaCyte Biotech

PharmaCyte is a biotechnology company that is currently evaluating its signature live-cell encapsulation technology, Cell-in-a-Box®, for potential development of cellular therapies for cancer, diabetes, and malignant ascites, while also exploring the opportunity for other strategic acquisitions.

The Cell-in-a Box technology involves encapsulating genetically engineered human cells that can then be reintroduced to attack disease. The Company is exploring possible utility in cancer (particularly pancreatic), Type 1 and insulin-dependent Type 2 diabetes, and malignant ascites.

However, until the review by the Business Review Committee and the Board is complete and the Board has determined the actions and plans to be implemented, the Board has curtailed spending on the foregoing programs.

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Safe Harbor

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that express the current beliefs and expectations of PharmaCyte’s management and Board of Directors. Any statements contained in this press release which do not describe historical facts are forward-looking statements subject to risks and uncertainties that could cause actual results, performance, and achievements to differ materially from those discussed in such forward-looking statements. Factors that could affect our actual results include our ability to satisfactorily address the issues raised by the FDA in order to have the clinical hold on our IND removed, whether our exploration of additional opportunities to create new paths toward stockholder value is successful, as well as such other factors that are included in the periodic reports on Form 10-K and Form 10-Q that we file with the SEC. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, except as otherwise required by law, whether because of new information, future events or otherwise. More information about PharmaCyte can be found at https://pharmacyte.com.

View source version on

businesswire.com: https://www.businesswire.com/news/home/20240521971719/en/

Investor Contact:
CORE IR
ir@pharmacyte.com

Media Contact:
Jules Abraham
CORE IR
Telephone: 917.885.7378
Email: julesa@coreir.com

Source: PharmaCyte Biotech, Inc.

Released May 21, 2024

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